EXHIBIT 10(a)(3)
XEROX CORPORATION
EXECUTIVE SALARY CONTINUANCE PROGRAM
Effective March 1, 2017

Xerox Corporation hereby establishes the Executive Salary Continuance Program (the “Program”).

The Program is a severance pay plan within the meaning of Labor Regulations section 2510.3-2 that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and Labor Regulations section 2520.104-24, designed to provide salary continuation payments pursuant to section 401(a)(1) of ERISA to a select group of management or highly compensated employees upon involuntary termination of employment from the Company.

To the maximum extent possible, the Program is not intended to provide for any “deferral of compensation,” as defined in Code Section 409A and authoritative IRS guidance thereunder. Instead, the Program is intended to fall within the exceptions for “short-term deferrals,” as set forth in Treasury Regulations section 1.409A-1(b)(4), and “separation pay due to involuntary separation from service or participation in a window program,” as set forth in Treasury Regulations section 1.409A-1(b)(9)(iii), and it is further intended that Executive Salary Continuance shall be payable only upon an Eligible Executive’s “separation from service” under Treasury Regulations section 1.409A-1(h). For purposes of Treasury Regulations section 1.409A-2(b)(2)(iii), the right to each salary continuation payment under the Program shall be treated as the right to a separate payment. The Program shall be interpreted and administered, to the extent possible, in accordance with these intentions.

ARTICLE I – DEFINITIONS

1.1 Definitions.

Whenever the following terms are used in the Program, with the first letter capitalized, they shall have the meanings specified below.

“Administrator” shall mean the Compensation Committee or its delegate for any Eligible Executive who is an officer as defined by Section 16 of the Securities Exchange Act of 1934, or who reports directly to the CEO, and shall mean the CEO or his delegate for any other officer.

“Base Salary” shall mean an Eligible Executive's annualized gross base salary in effect as of his or her Severance Date excluding any overtime, bonuses or other supplemental compensation.

“CEO” shall mean the Company’s Chief Executive Officer.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Xerox Corporation, or its delegate.

“Company” shall mean Xerox Corporation or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, to the extent the Program is assumed by or assigned to such successor.
“Eligible Executive” shall mean the CEO and any other Company executive who is designated by the Administrator as eligible to receive Executive Salary Continuance under the Program, if such individual satisfies the eligibility requirements set forth in Article II.

“Executive Salary Continuance” shall mean the benefit, if any, payable pursuant to Section 3.1, except as otherwise provided in a written agreement between the Eligible Executive and the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Severance Date” shall mean the date that an Eligible Executive has a “separation from service,” as defined in Treasury Regulations section 1.409A-1(h) or any successor thereto.

ARTICLE II - ELIGIBILITY

2.1 Eligibility Requirements.

(a) An executive shall be eligible to receive Executive Salary Continuance only if designated as eligible by the Administrator.

(b) An executive shall be eligible to receive Executive Salary Continuance only if such executive is an officer of the Company.

(c) An executive shall be eligible to receive Executive Salary Continuance only if the Administrator determines that the executive involuntarily terminated employment with the Company for reasons other than for cause. Involuntary termination shall include, but shall not be limited to, termination resulting from a reduction in force, a restructuring, or mutual agreement between the executive and the Company.

(d) The Administrator may determine that an executive is not eligible to receive Executive Salary Continuance unless the executive executes a valid release of claims, a non-compete and non-solicitation agreement and any other document deemed appropriate by the Administrator in connection with the Eligible Employee’s severance (“Separation documents”). In this case, an executive shall be entitled to Executive Salary Continuance only if both of the following requirements are satisfied no later than the date that is sixty (60) days after his or her Severance Date, or, if earlier, sixty (60) days after he or she first obtains a legally binding right to Executive Salary Continuance:

(i) the executive executes and delivers a valid release, as developed by the Company, of all claims against the Company or any employees, directors, or agents of the Company and any other Separation Documents required by the Administrator; and

(ii) the release and any other Separation Documents required by the Administrator becomes effective and irrevocable in accordance with its terms.

(e) An executive shall not be entitled to Executive Salary Continuance if his or her employment with the Company is terminated for any reason other than as set forth in subsection (a) above, including but not limited to retirement, termination by the Company for cause, or death.

ARTICLE III - BENEFITS PAYABLE UNDER THE PROGRAM

3.1 Amount of Executive Salary Continuance.
(a) If the CEO is an Eligible Executive, the CEO shall receive a benefit equal to two times the CEO’s base salary.

(b) Any other Eligible Executive shall receive a benefit equal to one times the Eligible Executive’s base salary.

(c) The Eligible Executive shall be eligible to continue to participate in employee benefits plans offered by the Company for active employees while receiving Executive Salary Continuance under the Program, to the extent permitted by the Code and other applicable law.

3.2 Payment of Executive Salary Continuance.

(a) Except as provided in subsections (b) through (e) below, Executive Salary Continuance shall be paid in accordance with the Company’s regular payroll practices for similarly situated active employees, and shall be paid ratably over a period of one year (two years for the CEO) following the Eligible Executive’s Severance Date.

(b) If the Administrator has determined that Executive Salary Continuance payments will not be made unless the executive executes the release and any other Separation Documents required by the Administrator as described in Section 2.1, such payments shall not be made until the date such release and any other Separation Documents required by the Administrator becomes effective and irrevocable in accordance with its terms. Any payments that otherwise would have been made prior to such date shall be made as soon as practicable after the release and any other Separation Documents required by the Administrator becomes effective and irrevocable, but not later than the fifteenth day of the third month following the date the Eligible Executive first obtained a legally binding right to Executive Salary Continuance.

(c) To the extent that Executive Salary Continuance payable to an Eligible Executive during the first six months following the Eligible Executive’s Severance Date exceeds two times the compensation limit described in Code section 401(a)(17) determined as of the Executive’s Severance Date, such excess amounts shall be paid on a ratable basis over all Executive Salary Continuance payments made on or after the six-month anniversary of the Eligible

Executive’s Severance Date, or such other schedule as determined pursuant to a written agreement between the Eligible Executive and the Company.

(d) Interest shall not be payable on any Executive Salary Continuance.

3.3. Detrimental Activity and Breach

Payments of Executive Salary Continuance to an Eligible Executive shall cease immediately upon a determination by the Administrator that such Eligible Executive engaged in detrimental activity against the Company, or breached the written agreement under which Executive Salary Continuance is provided to such executive under the Program.

3.4 Termination of Executive Salary Continuance Upon Re-employment.

The payment of Executive Salary Continuance to an Eligible Executive will terminate and any remaining benefits will be forfeited in the event that the Eligible Executive is subsequently re-employed by the Company, any subsidiary or affiliated company, or any entity that acquires part or all of the assets or operations of the Company or any subsidiary or affiliated company, whether by merger, stock or asset transfer, or other means, before he or she receives the full Executive Salary Continuance to which he or she is entitled under the Program.

ARTICLE IV - PLAN ADMINISTRATION

4.1 Powers and Duties of the Administrator.

The Administrator shall be the Plan Administrator, as defined in Section 3(16)(A) of ERISA. The Administrator shall enforce the Program in accordance with its terms, and shall be charged with the general administration of the Program. In accordance with Section 4.2, the Administrator shall have all powers and duties necessary to accomplish its purposes. The Administrator may delegate any or all of its duties under the Program.
4.2 Manner of Administering.

The Administrator shall have full discretionary authority and the exclusive right to construe and interpret the terms and provisions of the Program and to carry out its other powers and duties, and to determine any and all questions arising under the Programs or in connection with the administration thereof, including, without limitation, the discretionary authority to determine the amount of Executive Salary Continuance that will be paid to an Eligible Executive under Section 3.1, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. Benefits shall be paid to an individual only if the Administrator determines, in its sole discretion, that such individual is an Eligible Executive who is entitled to a benefit. The Administrator may determine that an executive is not an Eligible Executive and is not entitled to benefits under the Program for any reason or no reason. The actions, interpretations or constructions of the Administrator shall be final, binding, and conclusive on all parties, including but not limited to the Company and any Eligible Executives, and shall be given the maximum possible deference allowed by law.

ARTICLE V - AMENDMENT AND TERMINATION

5.1 Amendments and Termination.

The Compensation Committee shall have the power to approve, adopt, amend, modify and/or terminate the Program at any time and in any manner, with or without notice to Eligible Executives or others. In the event that the Program is terminated, no Eligible Executive shall have any claim against any of the assets of the Company.

The Chief Human Resources Officer of the Company shall have the power to amend the eligibility provisions of Article II at any time to provide that Eligible Executives shall include executives in addition to those who are officers of the Company, provided that such amendment does not define Eligible Executives to include employees other than a select group of management or highly compensated employees pursuant to Labor Regulations section 2520.104-24 and ERISA section 401(a)(1); amend the formula of Section 3.1 with respect to the benefit amount payable to such executives but in no event to provide a benefit to such executives equal to more than one times the Eligible Executive’s base salary; and amend the definition of “Administrator” to mean the Chief Human Resources Officer as to such executive and make such other conforming amendments to the extent necessary to effectuate such amendments.

The Chief Human Resources Officer of the Company shall have the power to amend the Program at any time to the extent necessary to ensure compliance with applicable law or effectuate the intent of the Program, including the intent that the Program constitute a severance pay welfare benefit plan under Labor Regulations section 2510.3-2(b)(ii), and that no payment under the Program would constitute deferred compensation within the meaning of Code section 409A.

Any amendment shall be in writing and effective in the manner and at the time therein set forth, and the Company and all Eligible Executives and others shall be bound thereby.

ARTICLE VI - MISCELLANEOUS

6.1 Limitation of Eligible Executives' Rights.

(a) Payments made under the Program shall not give any employee the right to be retained in the employ of the Company or any right or interest under the Program other than as herein provided. The Company reserves the right to dismiss any employee without any liability for any claim against the Company. Inclusion under the Program will not give any Eligible Executive any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Program. An Eligible Executive shall not have any recourse towards satisfaction of such benefit becoming fixed under the terms of the Program from other than the general assets of his or her Employer.

(b) Payments made under the Program shall not give any employee the right to any benefits provided only to employees retained in the employ of the Company (e.g., the Company's health and dental plans). Except as may otherwise be required by law or set forth specifically in such plans or in an agreement between the Company and the Eligible Executive, such benefits shall be terminated as of the employee's Severance Date.

6.2 Unsecured General Creditor.

All Eligible Executives and their heirs, successors, assigns and personal representatives shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company with respect to benefits payable under the Program. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfillment of the obligations of the Company under the Program. The Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Program shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of all Eligible Executives shall be no greater than those of unsecured general creditors.
6.3 Non-Duplication of Benefits.
Benefits payable under the Program are in lieu of, and not in addition to, any other severance, separation, change in control or similar type of benefit payable under a severance, separation, change in control or similar plan, policy, agreement or arrangement of the Company. Accordingly, notwithstanding any provision of the Program to the contrary, benefits payable under the Program will be reduced and forfeited by the amount of benefits payable under any and all such other severance, separation, change in control and similar plans, policies, agreements or arrangements.
6.4 Withholding.

There shall be deducted from each payment under the Program all taxes that are required to be withheld by the Company with respect to such payment. The Company shall have the right to reduce any payment by (i) the amount of cash sufficient to provide the amount of said taxes, and (ii) an amount of cash equal to the amount of any contributions that the Eligible Executive has elected to make to any medical, welfare, or retirement plan maintained by the Company in accordance with the terms and provisions of those plans.
6.5 Restriction Against Alienation.

None of the benefits, payments, proceeds or claims of any Eligible Executive shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Executive have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Program. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment made pursuant to a court order, or a tax levy.

6.6 Governing Law.

The Program shall be construed, administered, and governed in all respects under applicable federal law, and to the extent that federal law is inapplicable, under the laws of the State of New York provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Program being a “top hat” welfare benefit plan within the meaning of Section 3(1) of ERISA and Labor Regulations section 2520.104-24. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.7 Headings, etc., Not Part of Agreement.

Headings and subheadings in the Program are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
6.8 Instrument on Counterparts.

The Program may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

6.9 Correction of Errors.
If the Administrator determines, in its sole discretion, that the Program has made an overpayment to any individual, the Administrator may recover the amount of the overpayment by requiring the payee to return the excess payments to the Program, reducing any future Program payments to the payee, or any other method deemed reasonable by the Administrator.

If the Administrator determines, in its sole discretion, that the Program has made an underpayment to any individual, the Administrator may correct the underpayment by making a lump-sum payment to the payee, increasing any future Plan payments to the payee, or any other method deemed reasonable by the Administrator.
6.11 Claims and Issues.
From time to time, claims or issues may arise that involve the Program. The resolution, settlement or adjudication of these claims or issues may result in an agreement or order that is not expressly contemplated under the Program document, including the payment of benefits which differ from the amounts generally payable under the Program. Any such agreements and orders will be respected to the extent that, as determined in the sole discretion of the Administrator, they do not violate any applicable statute, government regulation or ruling.
6.12 Construction.

As used in the Program, the masculine gender shall include the feminine and the singular may include the plural, unless the context clearly indicates to the contrary.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officers on the date indicated below.

XEROX CORPORATION
DATED:_________________
By______________________
Name___________________
Title_____________________